CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment
No. 36 to Registration Statement
No.33-50773 on Form N-1A of our reports dated November
19, 2004, relating to the financial
statements of Federated Total Return Series, Inc.
(comprised of Federated Mortgage Fund and
Federated Ultrashort Bond Fund) for the year ended
September 30, 2004, and to the references made to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent
Registered Public Accounting Firm" in the Statements of
Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 29, 2004